Aetna Inc.
                                              151 Farmington Avenue
                                              Hartford, CT 06156-8975
[AETNA LOGO]
[AETNA LETTERHEAD]

                                              Michael A. Pignatella
                                              Counsel
                                              AFS Law, TS31
April 13, 2000                                 (860) 273-0261
                                              Fax: (860) 273-9407


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:    Aetna Life Insurance and Annuity Company
       Pre-Effective Amendment No. 1 to Registration Statement on Form S-2 Prospectus Title: ALIAC Guaranteed Account
       File No.: 333-34014

Dear Sirs:

As counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Guaranteed Account (the "Guaranteed Account"), a guaranteed interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with this opinion, I have reviewed the Pre-Effective Amendment No. 1 to Registration Statement on Form S-2 for the Guaranteed Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael A. Pignatella
-------------------------

Michael A. Pignatella
Counsel